Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Number 333-180094

FORD CREDIT

FORD INTEREST ADVANTAGE

An investment opportunity for you

Rates as of 11/20/13:

1.10% Over $50,000

1.05% $15,000 to $50,000

1.00% Under $15,000

Dear Ford Shareholder,

With the ups and downs of today's market, it's great to find an investment offering competitive interest rates and easy access to your funds. Which is why we'd like to share an investment opportunity with you – Ford Interest Advantage.

Ford Interest Advantage is a direct investment with Ford Motor Credit Company. As a complement to your current portfolio, Ford Interest Advantage offers these benefits:

- Investments that are redeemable by you at any time
- Unlimited checking and free online transfers
- On-the-go investments with our mobile app*
- Convenient online management, eStatements and alerts

If you're already a Ford Interest Advantage investor, thank you. If not, enrolling is easy, and investments start at just $1,000.

How to start your investment

Visit fordcredit.com/FIA to read our prospectus. Then, download our online enrollment form, complete, sign and mail using the enclosed prepaid envelope. You can also call 1-800-462-2614 to receive an enrollment package or if you have any questions regarding Ford Interest Advantage.

We look forward to helping with your future investments in Ford Interest Advantage.

Sincerely,

Josh D. Schave
Manager, Ford Interest Advantage

Visit **fordcredit.com/FIA** or call 1-800-462-2614 to learn more.

Important Investor Information

The Notes issued under the Ford Interest Advantage Program are unsecured debt obligations of Ford Motor Credit Company LLC. They are not guaranteed by Ford Motor Company, they are not insured by the Federal Deposit Insurance Corporation and they do not constitute a bank account. Ford Interest Advantage is not a money market mutual fund. As an investment in the debt of one company (Ford Credit), the Notes do not meet the diversification or investment quality standards for money market funds set forth in the Investment Company Act of 1940.

The Notes available through Ford Interest Advantage are issued by Ford Motor Credit Company and are offered only in the United States. This does not constitute an offer to sell or a solicitation to invest in the Notes in any jurisdiction in which such offer or solicitation is not authorized, or to any person to whom it is unlawful to make such offer or solicitation in any such jurisdiction. U.S. citizens and resident aliens with U.S. Taxpayer ID (e.g. Social Security number) may apply.

Ford Credit has filed a registration statement (including a prospectus) with the Securities and Exchange Commission relating to the offering of Ford Interest Advantage Notes. Before you invest, you should read the prospectus in the Registration Statement and the other documents Ford Credit has filed with the SEC for more complete information about Ford Credit and the Ford Interest Advantage Note Program. The documents can be obtained free of charge through EDGAR on the SEC website at www.sec.gov. Alternatively, Ford Credit will send you a prospectus upon request by calling 1-800-462-2614.

*Text and data rates may apply.

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